Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032
Investor Relations Contact:	Company Contact:
Jody Burfening/Amy Gibbons	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(408) 402-9400
agibbons@lhai.com	bcinnamon@akeena.com

Akeena Solar Announces Third Quarter 2008 Results

LOS GATOS, CA, November 6, 2008 - Akeena Solar, Inc. (NASDAQ: AKNS), a leading designer and installer of solar power systems, today announced results for the third quarter of 2008.

“Akeena bounced back in the third quarter with our second best revenue quarter ever,” said Barry Cinnamon, president and chief executive officer. “Revenue rose 31% from last year’s third quarter and 50% from the second quarter on the strength of commercial installations. In fact, commercial revenues quadrupled versus the third quarter a year ago and more than doubled from the second quarter as installation crews focused on commercial jobs with year end deadlines.”

“Our transition to Andalay is nearly complete, and demand for our proprietary panels continues to expand in both residential and commercial markets. As a result, we ended the quarter with a record backlog of $16.7 million,” Cinnamon added. “With the passage of the ITC, many commercial jobs are progressing to the installation stage. Residential customers are contracting with us now before state rebates decline, then they are simply interconnecting their systems in 2009 so that they are eligible for the uncapped 30% ITC. These factors support our expectation that we will generate revenue growth this year in the range of 30% to 40%, consistent with prior guidance.”

“As we begin planning for 2009 with an uncapped ITC for residential customers, a restoration of the commercial tax credit and new utility opportunities, we’re anticipating substantial growth in the U.S. market. We are laying the groundwork for significant sales in the burgeoning utility market now that utilities can take advantage of the 30% ITC. Since our Andalay flat roof system is both light-weight and non-penetrating, it is ideally suited for flat rooftops leased by utilities,” added Cinnamon. “Our gross margins are expected to improve as we gain greater operational efficiency with the installation of Andalay and we achieve Andalay cost reductions in the second year of production from our OEM partners. We also expect to reduce our operational expenses in 2009 as we improve our sales and marketing efficiencies, and reduce our customer acquisition costs.”

Cinnamon concluded, “Worldwide conditions in the solar industry have put us in an enviable position in the solar value chain. Supply of solar modules exceeds demand, especially since manufacturing capacity continues to increase and shipments to Europe have slowed down. As a result, module manufacturers are now looking towards the U.S., which is expected to be the largest worldwide market. There are only three ways to differentiate solar modules: low price (which generally is an unprofitable strategy), high efficiency (which is expensive and technically challenging), or superior aesthetics, reliability and fast installation times. Our patented Andalay technology excels in these latter dimensions, and our current OEM partners Suntech and Kyocera understand these benefits.”

Financial Results

Net sales for the third quarter of 2008 were $10.6 million, an increase of 31% compared to $8.1 million in net sales in the third quarter of 2007 and an increase of 50% compared to $7.1 million of net sales in the second quarter of 2008. Commercial installations in the third quarter of 2008 more than quadrupled over the same quarter last year and more than doubled from the second quarter of 2008. Residential installations were down 10.9% compared to the third quarter of 2007, but increased 16.6% from the second quarter of 2008.

Gross profit for the third quarter 2008 was $1.3 million, or 12.7% of sales, compared to $1.7 million, or 21.0% of sales, in the third quarter of 2007 and compared to $1.0 million, or 14.8% of sales, in the second quarter of 2008. Gross margin declined over the prior year third quarter and from the second quarter due to: a higher mix of commercial installations in the third quarter; liquidation of non-Andalay panels at a 9.7% margin and start-up costs associated with the transition to Andalay for residential installations.

Total operating expenses for the third quarter of 2008 were $6.8 million compared to $5.4 million for the same period last year and $6.2 million in the second quarter of 2008.  Compared to the third quarter of 2007, the $1.4 million variance was due to sales-related compensation and higher customer acquisition costs in connection with serving more customers, higher general and administrative expenses including $151,000 in non-recurring costs associated with terminating certain employment agreements and severance and a $297,000 increase in stock-based compensation. Compared to the second quarter of 2008, operating expenses were higher primarily due to $151,000 in non-recurring costs associated with terminating certain employment agreements and severance. Excluding these expenses, stock-based compensation costs and depreciation and amortization, cash operating costs were up $106,000, or 2.0%, from the second quarter of 2008, with sales and marketing expenses up $66,000, or 3.3%, and general and administrative expenses up $40,000, or 1.2%. On this same basis, cash operating expenses were 51.5% of revenue in the third quarter of 2008, down from 75.8% in the second quarter of 2008 and from 55.6% in the third quarter of 2007.

Net loss for the third quarter of 2008 was $5.5 million, or $0.19 per share, compared to a net loss of $3.7 million, or $0.16 per share, in the third quarter of 2007 and a net loss of $5.1 million, or $0.18 per share in the second quarter of 2008.

Installations for the quarter amounted to approximately 1,290 kilowatts compared to approximately 989 kilowatts last year and approximately 854 kilowatts in the second quarter of 2008. Backlog as of September 30, 2008 was $16.7 million.

Outlook

Management continues to anticipate 2008 revenue will increase by 30% to 40% over 2007. With the recent passage of the ITC, management also continues to expect to achieve EBITDA breakeven, adjusted for stock-based compensation expense, in the second half of 2009.

Conference Call Information

Akeena Solar will host an earnings conference call today at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) to discuss its third quarter 2008 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary and answer questions.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.akeena.com. If you do not have Internet access, please dial 877-225-1676 (706-643-9669 for international callers). The passcode is 69299817. If you are unable to participate in the call at this time, the webcast will be archived on the company’s website. In addition, a telephonic replay will be available for two weeks, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687. International callers should dial 706-645-9291. The passcode is 69299817

About Akeena Solar, Inc.

Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national installers of residential and commercial solar power systems in the United States. The company's new integrated solar panel system, Andalay, is the only solar panel system with integrated racking, wiring and grounding. Andalay panels offer unprecedented reliability, performance and aesthetics. For more information, visit Akeena Solar's website at www.akeena.com.

Safe Harbor

Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$10,595,632	$8,088,320	$29,905,703	$21,891,611
Cost of sales	9,249,600	6,392,850	25,101,727	16,926,811
Gross profit	1,346,032	1,695,470	4,803,976	4,964,800
Operating expenses
Sales and marketing	2,312,006	1,793,616	6,557,229	3,876,032
General and administrative	4,512,817	3,593,406	13,565,117	7,589,641
Total operating expenses	6,824,823	5,387,022	20,122,346	11,465,673
Loss from operations	(5,478,791)	(3,691,552)	(15,318,370)	(6,500,873)
Other income (expense)
Interest income (expense), net	(13,767)	(31,620)	148,172	(80,015)
Total other income (expense)	(13,767)	(31,620)	148,172	(80,015)
Loss before provision for income taxes	(5,492,558)	(3,723,172)	(15,170,198)	(6,580,888)
Provision for income taxes	-	-	-	-
Net loss	$(5,492,558)	$(3,723,172)	$(15,170,198)	$(6,580,888)

Loss per common and common equivalent share:
Basic	$(0.19)	$(0.16)	$(0.54)	$(0.33)
Diluted	$(0.19)	$(0.16)	$(0.54)	$(0.33)

Weighted average shares used in computing loss
per common and common equivalent share:
Basic	28,254,915	22,995,430	28,039,690	19,652,136
Diluted	28,254,915	22,995,430	28,039,690	19,652,136

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$2,602,717	$22,313,717
Restricted cash	14,949,491	-
Accounts receivable, net	10,560,845	9,465,055
Other receivables	484,588	278,636
Inventory, net	12,167,504	8,848,467
Prepaid expenses and other current assets, net	7,206,397	3,055,787
Total current assets	47,971,542	43,961,662
Property and equipment, net	1,970,988	1,796,567
Customer list, net	-	84,698
Goodwill	298,500	318,500
Other assets	211,203	162,880
Total assets	$50,452,233	$46,324,307
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,513,713	$6,716,475
Customer rebate payable	287,702	346,097
Accrued liabilities	2,529,204	1,431,880
Accrued warranty	883,378	647,706
Deferred purchase price payable	-	20,000
Deferred revenue	1,895,611	1,442,834
Credit facility	14,949,491	-
Current portion of capital lease obligations	25,146	24,130
Current portion of long-term debt	221,184	191,845
Total current liabilities	25,305,429	10,820,967

Capital lease obligations, less current portion	30,280	46,669
Long-term debt, less current portion	587,831	644,595
Total liabilities	25,923,540	11,512,231

Commitments, contingencies and subsequent events

Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2008 and December 31, 2007	-	-
Common stock $0.001 par value; 50,000,000 shares authorized; 28,323,597 and 27,410,684 shares issued and outstanding at September 30, 2008 and December 31, 2007	28,323	27,411
Additional paid-in capital	52,298,421	47,412,518
Accumulated deficit	(27,798,051)	(12,627,853)
Total stockholders' equity	24,528,693	34,812,076
Total liabilities and stockholders' equity	$50,452,233	$46,324,307